COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS PERIODS ENDED AS OF DECEMBER 31, 2004 AND 2003
Figures in Thousands of Constant Ch$ as of December 31, 2004

	2004	2003

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	#########	291,433,492

Net income (Gain/Losses)	#########	10,387,229

Result in sales of assets	#########	-5,342,789

Gain (loss) in sale of fixed assets	15,297	-1,731,090
Gain in sale of investments (less)	-471,351,264	-3,679,867
Loss in sale of investments (less)	0	68,168

Charges (credits) to income not affecting cash flows:	#########	337,785,829

Depreciation	234,252,467	275,920,648
Intangibles amortization	2,576,077	1,951,505
Write-off and provisions	35,549,878	36,806,792
Equity earnings from related companies (less)	-720,306	-1,121,754
Equity losses from related companies	177,673	423,974
Amotization of goodwill	140,402,335	23,660,877
Price-level restatement (net)	4,166,614	-385,734
Gain (loss) on foreign currency transactions	-13,148,626	-264,789
Other credits not affecting cash flows	-1,003,487	-7,698,661
Other charges not affecting cash flows	11,560,369	8,492,971

Decrease (increase) in current assets:	-4,261,591	-28,888,594

(Increase) Decrease in trade receivables	-13,516,134	-39,668,607
(Increase) Decrease in inventories	-13,498,554	-7,166,473
(Increase) Decrease in other current assets	22,753,097	17,946,486

Increase (decrease) in current liabilities:	#########	-22,652,416

Increase (decrease) in due to related companies,
related with operating activities	-61,796,608	-35,037,566
Increase (decrease) in accrued interest payable	-7,336,826	-3,916,724
Increase (decrease) in income tax payable, net	44,289,577	19,195,460
Increase (decrease) in other accounts payable
related with non operating result	-6,399,548	-3,772,001
Increase (decrease) in value-added tax, net, and other	3,035,735	878,415

Income ( loss) of minority interest	283,038	144,233

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS PERIODS ENDED AS OF DECEMBER 31, 2004 AND 2003
Figures in Thousands of Constant Ch$ as of December 31, 2004

	2004	2003

NET CASH PROVIDED BY FINANCING ACTIVITIES	#########	##########

Liabilities with the public	34,859,951	20,460,661
Other financing disbursements	0	0
Repayment of dividends (less)	-633,850,272	-17,134,418
Repayment of loans (less)	-17,184,388	-96,972,241
Repayment of liabilities with the public (less)	-213,512,442	-82,426,143
Repayment of loans to related companies (less)	-22,319,221	0
Other payments by financing		-5,467
NET CASH USED IN INVESTING ACTIVITIES	#########	##########

Sale of fixed assets	179,156	1,105,822
Sale of permanent investments	681,208,764	34,335,676
Sale of other investments	17,077,848	60,659,425
Collection of loans from related companies	170,044,392	0
Other revenues from investments	0	212
Additions to fixed assets (less)	-88,201,418	-156,836,024
Investments in financial instruments (less)	-10,929,760	-33,991,800
Other investment disbursements (less)	-9,966,914	-7,721,197

NET CASH FLOW FOR THE PERIOD	#########	12,907,998

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	-6,347,081	-518,687

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	#########	12,389,311

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	34,163,925	21,774,614

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	#########	34,163,925

Última actualización 31/01/05
Por Telefónica CTC Chile